              [Blue Sky Letter - Charles Webb & Company Letterhead]









To Members and Friends of The Westwood Homestead Savings Bank

Charles Webb & Company, a member of the National Association of Securities Dealers ("NASD"), is assisting The Westwood Homestead Savings Bank ("Westwood Homestead") in its conversion from an Ohio mutual savings bank to an Ohio capital stock savings and the concurrent offering of shares of common stock by its holding company, Westwood Homestead Financial Corporation (the "Holding Company").

At the request of the Holding Company, we are enclosing materials explaining this process and your options, including an opportunity to invest in shares of the Holding Company's common stock being offered to customers and the community through ____________, 1996. Please read the enclosed offering materials carefully. The Holding Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center at 3002 Harrison Avenue, Cincinnati, Ohio or feel free to call the Stock Information Center at (513) ___-____.

                              Very truly yours,



                              Charles Webb & Company